                                    EXHIBIT 3.1

                       ARTICLES OF INCORPORATION OF AMERICORP

                             ARTICLES OF INCORPORATION
                                         OF
                                     AMERICORP


                                     ARTICLE I

                                 NAME AND LOCATION

     The name of the Corporation is Americorp (the "Corporation").


                                     ARTICLE II

                                      DURATION

     The period of duration of the Corporation shall be perpetual.


                                    ARTICLE III

                                 PURPOSE AND POWERS

     3.1 PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                     ARTICLE IV

                                   CAPITAL STOCK

     4.1 AUTHORIZED SHARES. The Corporation shall have authority to issue 2,500,000 shares of a single class of common stock. The par value of each share shall be $1.00.

     4.2 LACK OF PREEMPTIVE RIGHTS. No holder of common stock of the Corporation, as such, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, any rights or options to purchase stock of any class whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.


                                     ARTICLE V

                                    TENDER OFFER

     5.1 OPPOSITION OF TENDER OFFER. The Board of Directors may, if it deems it advisable, oppose a tender offer or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

     (a) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

     (b) Whether a more favorable price could be obtained for the Corporation's securities in the future;

     (c) The impact which an acquisition of the Corporation would have on the employees, depositors and customers of the Corporation and its subsidiaries and the communities which they serve;

     (d) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation stock;

     (e) The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

     (f) Any antitrust or other legal and regulatory issues that are raised by the offer.

     5.2 REJECTION OF OFFER. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and soliciting a more favorable offer from another individual or entity.


                                     ARTICLE VI

                                       AGENT

     The name and address in the State of California of the Corporation's initial agent for service process is: Harry L. Maynard, 300 South Mills Road, Ventura, California 93003.


                                    ARTICLE VII

                                    INCORPORATOR

     The incorporator of the Corporation shall be Harry L. Maynard, whose address is 300 South Mills Road, Ventura, California 93003.

     IN WITNESS WHEREOF, the undersigned being a natural person over the age of eighteen years, and constituting the incorporator designated in Article VIII of the foregoing Articles of Incorporation, has executed said Articles of Incorporation as of the 6 day of March 1987.

                                        /s/ Harry L. Maynard
                                        ---------------------------------------
                                        Harry L. Maynard

STATE OF CALIFORNIA      )
                         )ss.
COUNTY  OF  VENTURA      )

     I, the undersigned, a Notary Public duly commissioned to take acknowledgments and administer oaths in the State of California, certify that Harry L. Maynard, being the incorporator referred to in Article VIII of the foregoing Articles of Incorporation, personally appeared before me and swore to the truth of the facts therein stated.


     WITNESS my hand and official seal this 6th day of March, 1987.

     My Commission expires: May 11, 1990.


                                        /s/ Julie Hedrick
                                        ----------------------------------------
                                        Notary Public


     [SEAL]